Exhibit 99.2

Edesa Biotech Secures $10 Million Credit Facility with Company Founder

•	Revolving Line of Credit to Support Completion of Government-Funded ARDS Study

TORONTO, ON / ACCESSWIRE / October 12, 2023 / Edesa Biotech, Inc. (Nasdaq:EDSA) (“Edesa”, or the “Company”), a clinical-stage biopharmaceutical company focused on inflammatory and immune-related diseases, today announced it has entered into a binding commitment letter in respect of a $10 million revolving credit facility agreement with Dr. Par Nijhawan, MD, the Company’s Chief Executive Officer and Founder. The binding commitment letter was executed in parallel with a C$23 million commitment from the Government of Canada to support a pivotal Phase 3 clinical study of the Company’s first-in-class therapeutic candidate.

Stephen Lemieux, Chief Financial Officer of the Company, said that the credit facility will be an important part of the Company’s growth strategy, and in particular, its development and commercialization plans for EB05 (paridiprubart), a monoclonal antibody that Edesa is developing as a treatment for a severe form of respiratory failure known as Acute Respiratory Distress Syndrome (ARDS).

“We greatly appreciate this vote of confidence from our Founder, and the attractive terms of the agreement,” said Mr. Lemieux. “With this financial milestone and the funding commitment from the Government of Canada, we will be in a significantly stronger position to move forward toward the completion of our pivotal Phase 3 study of EB05 and prepare for potential approval.”

The binding commitment letter with Dr. Nijhawan provides for a revolving line of credit in the amount of up to $10 million, with $3.5 million available immediately upon the execution of the definitive agreement for the credit facility. Advances under the revolving credit facility will be subject to compliance with all applicable laws, and tied to a borrowing base consisting of eligible grant reimbursement receivables, future potential license fee receivables and any other accounts receivable. The binding commitment letter provides for an interest rate of the CIBC US Base-Interest Rate plus 300 bps and a maturity date of March 31, 2026. The availability of the credit facility will be subject to finalization and execution of a definitive credit agreement and related documents.

“I’m pleased to provide both financial support and leadership to the company as it builds on its recent operational and clinical successes,” said Dr. Nijhawan. “Edesa has a strong development pipeline and I’m confident that we can continue to successfully execute on our plans to commercialize innovative drug therapies for large, underserved patient populations.”

Additional details on the revolving credit facility will be outlined in the Company’s Current Report on Form 8-K, which the Company expects to file with the U.S. Securities and Exchange Commission and on the SEDAR+ system in Canada.

The entering into of the binding commitment letter with respect to the credit facility constitutes a “related party transaction” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Securityholders in Special Transactions. The Company will file a material change report less than 21 days before the credit facility will be entered into, which shorter period is necessary in the circumstances in order for the Company to access working capital in the short term to continue its development and commercialization plans.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. The Company’s most advanced drug candidate is EB05 (paridiprubart), a monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immune responses. Edesa is currently evaluating EB05 in a Phase 3 study as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. In addition, Edesa is developing an sPLA2 inhibitor, EB01 (daniluromer), as a topical treatment for chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The Company has also received regulatory approval to conduct a Phase 2 trial its EB06 monoclonal antibody as a treatment for vitiligo, a life-altering autoimmune disease that causes skin to lose its color in patches. Edesa is also planning to file an investigational new drug application for a future Phase 2 study of paridiprubart for systemic sclerosis (scleroderma), an autoimmune rheumatic disorder that causes fibrosis, (scarring/hardening) of skin and internal organs such as the lungs, heart and kidneys. Sign up for news alerts. Connect with us on Twitter and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to finalize and execute the definitive credit agreement related to the $10 million credit facility, the final terms of the credit facility, the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as Covid-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact
Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800
investors@edesabiotech.com